SUB-DISTRIBUTION AGREEMENT
BY AND BETWEEN
QUASAR DISTRIBUTORS, LLC
HCIM TRUST,
AND
HATTERAS CAPITAL DISTRIBUTORS, LLC

THIS AGREEMENT is made and entered into as of this 6th day of September, 2013, by and among HCIM Trust, a Delaware statutory trust (the "Trust"), Hatteras Capital Distributors, LLC, a Delaware limited liability company (the "Distributor") and Quasar Distributors, LLC, a Delaware limited liability company (the "Sub-Distributor").

WHEREAS, the Trust is a registered open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the Financial Industry Regulatory Agency ("FINRA");

WHEREAS, the Trust desires that its shares be permitted to be traded through Fund/SERV and participate in the Networking System (“Networking”) and any other relevant programs or services offered by the National Securities Clearing Corporation (“NSCC”) now and in the future; and

WHEREAS, each of the Trust and the Distributor desires to retain Sub-Distributor as sub-distributor in connection with the offer and sale of the Shares of each series of the Trust listed on Schedule B hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”); and

WHEREAS, the Sub-Distributor is currently a member of the NSCC and at the request of the Trust, desires to assist the Trust with expediting its trading in Fund/SERV and its participation in Networking.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Procedures

(a)         The Sub-Distributor agrees to permit the Trust’s trading through Fund/SERV and participation in Networking through the Sub-Distributor’s NSCC membership, and such other programs and services as may be offered by NSCC as the parties may mutually agree, subject to the terms and conditions herein. Except as noted above, the Sub-Distributor is not responsible or liable for any distribution activities on behalf of the Trust.

(b)         The Sub-Distributor shall enter into a Fund Member Additional Member Agreement with NSCC pursuant to which an additional number will be issued in conjunction with the Sub-Distributor’s NSCC activities on behalf of each Fund.  U.S. Bancorp Fund Services, LLC, (“USBFS”) in its role as transfer agent for the Trust or NSCC operational agent for Quasar, shall act as agent for the sole purposes of mutual fund settlement and Networking pursuant to the terms of the Transfer Agent Servicing Agreement by and between the Trust and USBFS.  USBFS shall only settle trades in U.S. Dollars.  The Trust or its designee shall be responsible for any settlements with the NSCC transacted with non-U.S. dollars.

(c)         Upon the request of the Trust and in reliance on the terms hereof, and in order to expedite the trading of the Trust through NSCC and participation in Networking and any other relevant programs and services offered by NSCC as agreed to by the parties, the Sub-Distributor has agreed to guarantee the payment to NSCC of any and all fees and charges imposed by NSCC from time to time relating to the Trust’s transactions with NSCC, and has assumed responsibility with respect to NSCC for all transactions in and all obligations and liabilities relating to the Trust’s clearing number and participation in Networking.

    2.         Sub-Distributor as Communications and Agreement Administrator

(a)         Communications Administrator.  Upon Trust’s request, Sub-Distributor agrees to cooperate with Trust or its agent in the administration of Company Communications with the Public (“Communications”) relating to the Fund.  Sub-Distributor agrees to review all Communications submitted to it by Trust or its designee.  Sub-Distributor agrees to furnish to Trust or its designee any comments and to use its best efforts to review Communications to ensure compliance with applicable SEC and FINRA rules and regulations related to Fund related Communications.

(b)         Sub-Distributor as Agreement Administrator.  Trust hereby appoints Sub-Distributor as its agent for the administration of Selling Agreements (“Selling Agreements”) on behalf of the Fund.  The services and duties of Sub-Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Sub-Distributor hereunder.

(c)         Services and Duties of Sub-Distributor as Agreement Administrator.

(i)           Sub-Distributor agrees to cooperate with Trust or its agent in the development and administration of all proposed Selling Agreements relating to the Fund.  Sub-Distributor agrees to review all Selling Agreements submitted to it by Trust or its designee.  Sub-Distributor agrees to furnish to Trust or its designee any comments and to use its best efforts to obtain the approval of Trust or its designee prior to submitting the Selling Agreement to Trust for execution.

(ii)           Sub-Distributor agrees not to actively solicit or request third-parties to enter into Selling Agreements with the Funds.  Sub-Distributor will only administer and or review Selling Agreements provided to it by Trust or its designee.  The form of any Selling Agreement shall be approved by Trust.

    3.         Duties and Representations of the Trust.

(a)         The Trust represents that it is duly organized and in good standing under the laws of Delaware and is registered as an open-end management investment company under the 1940 Act.  The Trust agrees that it will act in material conformity with its Declaration of Trust, By-Laws, its Registration Statement as may be amended from time to time through resolutions and other instructions of its Board.  The Trust agrees to comply in all material respects with the 1933 Act, the 1940 Act, and all other applicable federal and state laws and regulations.  The Trust represents and warrants that this Agreement has been duly authorized by all necessary action by the Trust under the 1940 Act, state law and the Trust’s Declaration of Trust and By-Laws.

(b)         The Trust shall take or cause to be taken all necessary action to register shares of the Trust under the 1933 Act and to maintain an effective Registration Statement for such shares in order to permit the sale of Shares as herein contemplated.

(c)         The Trust represents and agrees that all shares to be sold by it are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable.  The Trust further agrees that it shall have the right to suspend the sale of shares of the Trust at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of shares of the Trust at any time permitted by the 1940 Act or the rules of the Securities and Exchange Commission (“SEC”).  The Trust shall advise the Sub-Distributor promptly of any such determination.

(d)         The Trust shall file such reports and other documents as may be required under applicable federal and state laws and regulations.

(e)         The Trust agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)         The Trust represents and warrants that its Registration Statement and any advertisements and sales literature of the Trust (excluding statements relating to the Sub-Distributor and the services it provides that are based upon written information furnished by the Sub-Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    (g)         The Trust represents and warrants that it will submit a wire transfer to USBFS relating to the transactions of the Trust with the NSCC.  The wire transfer shall match the exact amount wired by Sub-Distributor to the NSCC relating to transactions of the Trust.  In the event USBFS does not receive a wire transfer of the exact amount of the settlement from the Trust at or prior to NSCC settlement, USBFS shall be entitled to receive interest upon any unpaid sum at prime rate.

4.         Payment of Charges, Expenses, Obligations; Liability

(a)         As compensation for the services performed and the expenses assumed by Sub-Distributor under this Agreement, Sub-Distributor shall be entitled to the fees and expenses set forth in Schedule A to this Agreement which are payable promptly after the last day of each month.  Such fees shall be paid to Sub-Distributor by the Distributor, except to the extent paid by the Trust pursuant to a distribution plan adopted in accordance with Rule 12b-1 under the 1940 Act.

(b)         The Trust shall indemnify, defend and hold harmless the Sub-Distributor and its affiliates from and against any and all actions, suits, claims, demands, losses, expenses, charges and liabilities whether with or without basis in fact or law (including the costs of investigating or defending any alleged actions, suits, claims, demands, losses, expenses, charges and liabilities) of any and every nature which the Sub-Distributor or its affiliates may sustain or incur or which may be asserted against the Sub-Distributor or its affiliates by any person arising directly or indirectly out of, resulting from, or in conjunction with the Sub-Distributor’s participation in Fund/SERV, Networking and any other relevant programs or services offered by the NSCC, now and in the future, on behalf of the Trust; provided, however, that the Sub-Distributor shall not be indemnified against any actions, suits, claims, demands, losses, expenses, charges and liabilities to the extent arising out of the Sub-Distributor’s willful misfeasance, negligence or reckless disregard of its duties and obligations in participating in the foregoing on behalf of the Trust.

(c)         the Sub-Distributor agrees to indemnify and hold harmless each of the Trust and the Distributor and their respective affiliates from and against any and all actions, suits, claims, demands, losses, expenses, charges and liabilities resulting from any acts or failures to act undertaken or omitted to be taken by the Sub-Distributor through its bad faith, willful misconduct, negligence or reckless disregard by it of its obligations with respect to the performance of services under this Agreement.

(d)         The Trust shall take all such actions as may reasonably be requested by the Sub-Distributor to implement the understandings described herein with respect to the Sub-Distributor’s activities with NSCC on behalf of the Trust.

    (e)         No person shall be obligated to provide indemnification under this Section 4 if such indemnification would be impermissible under the 1940 Act, the 1993 Act, the 1934 Act or the rules of FINRA; provided, however, in such event indemnification shall be provided under this Section 6 to the maximum extent so permissible.

5.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

6. Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure.  Any arbitration shall be conducted in Milwaukee, Wisconsin, and each arbitrator shall be from the securities industry.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

    7. Confidentiality.  The Sub-Distributor agrees on behalf of its employees to treat all records relative to the Trust and prior, present or potential shareholders of the Trust as confidential, and not to use such records for any purpose other than performance of the Sub-Distributor’s responsibilities and duties under this Agreement, except after notification and prior approval by the Trust, which approval shall not be unreasonably withheld, and may not be withheld where the Sub-Distributor may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust.  Records and information which have become known to the public through no wrongful act of the Sub-Distributor or any of its employees, agents or representatives shall not be subject to this paragraph.

            8. Anti-Money Laundering Program.  Trust represents and warrants that it has adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization (collectively, “AML Rules and Regulations”). Trust further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Trust’s AML books and records.

9.        Term of Agreement; Amendment; Assignment

(a)          This Agreement shall become effective with respect to each Fund listed on Schedule B hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule B to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Trust’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Trust’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

(b)         Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund: (i) through the failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days’ written notice, by either the Trust through a vote of a majority of the members of the Board who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Agreement or by vote of a "majority of the outstanding voting securities" of a Fund, or by the Distributor.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Sub-Distributor, the Distributor and the Trust.  If required under the 1940 Act, any such amendment must be approved by the Trust’s Board, including a majority of the Trust’s Board who are not "interested persons" of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.  This Agreement will automatically terminate in the event of its “assignment.”

(c)	Section 7 shall survive termination of this Agreement.

   10.          Duties in the Event of Termination.  In the event that, in connection with termination, the Sub-Distributor will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Sub-Distributor under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which the Distributor has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Sub-Distributor’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

    11.         Early Termination.  In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the then current term, the Trust agrees to pay the following fees:

       (a)           all monthly fees through the life of the contract, including the rebate of any negotiated discounts;

       (b)           all fees associated with converting services to successor service provider;

       (c)           all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and

       (d)           all out-of-pocket costs associated with a-c above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

HCIM Trust	Quasar Distributors, LLC
By: Lance Baker /s/ R. Lance Baker	By: James Schoenike /s/ James Schoenike

Title: Treasurer	Title: President

Hatteras Capital Distributors, LLC
By: /s/ R. Lance Baker
Title: Chief Financial Offer, Financial and Operations Principal

Schedule A
to
NSCC Agreement
by and between
Quasar Distributors, LLC,
HCIM Trust,
and
Hatteras Capital Distributors, LLC

Service Fees:

NSCC Sub-Distribution Annual Services
$__ annually, payable monthly
($__) per month per NSCC participant

Communication Administration Services
$__  fee per consultation for Advertising/Sales Material
$__  fee per expedited consultation (24 hour turnaround).

Agreement  Administration Services
Annual fee: $__

Out of Pocket Expenses
Including but not limited to mail or overnight charges, bank charges, wire charges, NSCC charges.
All fees are billed monthly, U.S. Dollars

Schedule B
to
NSCC Agreement
By and between
Quasar Distributors, LLC,
HCIM Trust,
and
Hatteras Capital Distributors, LLC

Funds

Hatteras PE Intelligence Fund
Hatteras Disciplined Equity Opportunity Fund